EXHIBIT 99.1

Contacts: Julie Hong (925) 467-3832

Safeway Inc. Announces Preliminary Results of 2005 Stockholder Vote

Pleasanton, CA – May 26, 2005 – The Board of Directors of Safeway Inc. (NYSE: SWY) announced the preliminary results of its stockholder vote at the Company’s Annual Meeting.

Stockholders elected all nine directors by over 95% and approved the appointment of Deloitte and Touche to serve as the Company’s auditor for the 52-week year ending December 31, 2005. Stockholders also voted on eight stockholder resolutions presented at the meeting. Consistent with the Board of Directors’ recommendation, all eight proposals were defeated by the following approximate vote percentages:

% Against
Cumulative voting	73%
Sale of the Company	98%
Independent director as chairman of the board	80%
Issue sustainability report	83%
Director compensation	97%
Director election by majority vote	54%
Independent board committees	89%
Create office of the board of directors	96%

All figures are expressed in terms of percentages of the shares voted. The Company stated that final vote totals would be filed with its second quarter Form 10-Q in late July.

“We are encouraged by this vote of shareholder confidence and support,” said Steve Burd Chairman, President and CEO. “We have taken significant steps to strengthen our corporate governance over the past few years and will continue to proactively make changes that we believe can positively impact shareholder value.”

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,801 stores in the United States and Canada and had annual sales of $35.8 billion in 2004. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.